Exhibit 10.39

                              EMPLOYMENT AGREEMENT

            This Employment Agreement, dated as of January 23, 2002, is by and between AMERICAN HOME MORTGAGE CORP., a New York Corporation having a place of business at 520 Broadhollow Road, Melville, NY 11747 (the "Company"), and Lisa Schreiber, 43180 Katama Square, South Riding, VA 20152 (the "Executive").

            WHEREAS the Company wishes to assure itself of the services of the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

            Now, Therefore, the Company and the Executive hereby agree as follows:

            1. Employment. The Company agrees to employ the Executive, and the Executive hereby accepts such employment by the Company, during the term set forth in Section 2 hereof and on the other terms and conditions of this Agreement.

            2. Term. The term of this Agreement shall commence on March 1, 2002 and shall continue until three weeks after the resignation or discharge of the Executive.

            3. Position, Duties and Responsibilities, Rights.

            (a) During the term of this Agreement, the Executive shall serve as, and be elected to and hold the office and title of Regional Wholesale Officer and Vice President of the Company. As such, the Executive shall have all of the powers and duties usually incident to that office, and shall have powers to perform such other reasonable additional duties as may from time to time be lawfully assigned to the Executive.

            (b) The Executive shall be responsible managing and developing a Region for the Company's Wholesale Division, to be anchored in Virginia, and to include the states on the United States East Coast. The Executive will be responsible for achieving annual production and financial budgets.

            (c) During the term of this Agreement, the Executive agrees to devote substantially all the Executive's time, efforts and skills to the affairs of the Company during the Company's normal business hours, except for vacations, illness and incapacity. Nothing in this Agreement shall preclude the Executive from devoting reasonable periods to participate in professional, educational, public interest, charitable, civic or community activities, including activities sponsored by trade organizations, provided however, that the performance of the Executive's duties or responsibilities in any of such capacities does not materially interfere with the regular performance of the Executive's duties and responsibilities hereunder.

            4. Compensation. During the term of this Agreement:

            (a) The Company shall pay the Executive, and the Executive agrees to accept a base salary at the rate of not less than $100,000.00 per year (the annual base salary as increased from time to time during the term of this Agreement being hereinafter referred to as the

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"Base Salary"). Any increase in Base Salary or other compensation shall not limit or reduce any other obligation of the Company hereunder, and once established at an increased specified rate, the Executive's Base Salary hereunder shall not thereafter be reduced.

            (b) Each month, the Company shall pay the Executive 1/100 of 1% (1 basis point) of the principal amount of the loans that close (fund) during the month, and that were originated in accordance with the Company's policies by Loan Officers (mortgage salespersons) assigned by the Company to report to the Executive. The Executive at his discretion may allocate a portion of his override for payment to sales Managers.

            (c) The Executive shall be entitled to fringe benefits, including, without limitation health, dental, 401(k) and optional LDD., in each case at least equal to, and on the same terms and conditions as, those attached to the Executive's office on the date hereof; as the same may be improved from time to time during the term of this Agreement, as well as to reimbursement, upon proper accounting, of all reasonable expenses and disbursements incurred by the Executive in the course of the Executive's duties.

            (d) The Company will guaranty the Executive a minimum total compensation in 2002 of $250,000.00 (combined salary and override). In addition, the Executive will be paid The following special bonuses in 2002: $20,000 each for the following closed loan production goals: $500 million, $750 million and $1 billion. These goals are cumulative and apply to year 2002 only.

            (e) Option Award. The Company will grant the Executive options on 10,000 shares of American Home Mortgage Holdings Corporation's common stock, at a strike price equal to stock's price on the day of the grant. These options will become vested 50% following two years of employment with the Company and 50% following three years of employment with the Company. As an additional vesting requirement, your branch(es) must produce closed loan volume of at least $750 million in 2002 and at least $1.5 billion in 2003.

            (f) Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other agreements between the parties with respect to the subject matter hereof. Any amendment of this Agreement shall not be binding unless in writing and signed by both (i) an officer or director of the Company duly authorized to do so and (ii) the Executive.

            5. Enforceability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or enforceability shall not affect the validity or enforceability of any other provision of this Agreement.

            6. Notices. All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be sent by hand delivery, registered or certified mail, return receipt requested or overnight courier, if to the Executive, to her at 43180 Katama Square, South Riding, VA 20152 and, if to the Company, to it at 520 Broadhollow Road, Melville, NY 11747, Attention: Human Resources Officer, with a

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copy to Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York
10038, Attention: Louis Bevilacqua, Esq., and shall be deemed given when sent. Either party may by like notice to the other party change the address at which it is to receive notices hereunder.

            7. Assignment. The Company may assign its rights and obligations under this Agreement to its affiliates and successors. The Executive acknowledges that his services are unique and may not assign his rights and/or obligations hereunder.

            8. Governing Law. THIS AGREEMENT IS BEING EXECUTED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND BE ENFORCEABLE IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                       American Home Mortgage Corp.




                                       By: /s/ Michael Strauss
                                           -----------------------------------
                                           Michael Strauss
                                           President



                                           /s/ Lisa Schreiber
                                           -----------------------------------
                                           Lisa Schreiber


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